SCHEDULE 14A INFORMATION

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                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13
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


                                                                PRELIMINARY COPY

WNC & ASSOCIATES, INC.


                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13

            NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 13

We are soliciting consent from the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership") to an amendment of the Partnership's limited partnership agreement. The amendment would authorize the general partner of the Partnership to permit a sale of Partnership investments on terms not currently permitted. The proposed amendment is set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 1-714-662-5565, Extension 600.

DATED at Irvine, California this _______ day of __________, 2010.

WNC National Partners, LLC,
General Partner



IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.










[GRAPHIC OMITTED]

                  17782 Sky Park Circle o Irvine, CA 92614-6404
                    o Phone 714/662 5565 o Fax 714/708 8498

                         CONSENT SOLICITATION STATEMENT


            PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13





                                ___________, 2010


                                  INTRODUCTION

     The limited partners (the "Limited Partners") of WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership") are being asked by the Partnership and its general partner, WNC National Partners, LLC (the "General Partner") to consider and approve by written consent an amendment to the Partnership's limited partnership agreement (the "Proposal").

     The Partnership is governed by its Agreement of Limited Partnership dated as of February 7, 2005, as amended to date (the "Partnership LPA"). The Proposal would permit the sale of Partnership investments to an affiliate of the General Partner in order to stabilize another investment. Sales to affiliates are not currently permitted under the Partnership LPA. As discussed in detail below, the General Partner believes that it is in the best interests of the Partnership to remove these restrictions with respect to two specific Partnership investments, and such amendment is the subject of the Proposal for which your consent is hereby solicited. The Partnership and the General Partner recommend approval of the Proposal.

     The Partnership was formed in 2005 to raise capital through the sale of its units of limited partnership interest (the "Units") and invest the net proceeds in entities (the "Local Limited Partnerships") owning apartment housing generating Federal low income housing tax credits ("LIHTCs") under Section 42 of the Internal Revenue Code. The Partnership invested in a total of 10 Local Limited Partnerships. The Partnership's interests in the Local Limited Partnerships are referred to as "Local Limited Partnership Interests" herein.

                           THE PARTNERSHIP'S PORTFOLIO

Introduction

     The Partnership used the net capital from its sale of Units to invest in 10 Local Limited Partnerships. At the time of the Partnership's investment in a Local Limited Partnership, the Partnership entered into a limited partnership agreement or limited liability company operating agreement for the Local Limited Partnership (each, a "Local Limited Partnership Agreement"). Each Local Limited Partnership Agreement identified the anticipated LIHTCs to be generated by the relevant Local Limited Partnership, and the price per dollar of LIHTCs to be paid by the Partnership as its capital contribution to the Local Limited Partnership.

    ---------------------------- -------------------- --------------------- -------------------
                                                              Amount
                                                          Required to be          Amount
               Property                 Location             Invested            Invested
    ---------------------------- -------------------- --------------------- -------------------
    Head Circle, L.P.            Ruleville, MS        $      463,553        $      463,553
    ---------------------------- -------------------- --------------------- -------------------
    FDI-Park Place, LTD.         Bellville, TX        $      757,672        $      757,672
    ---------------------------- -------------------- --------------------- -------------------
    FDI-County Square, LTD.      Lone Star, TX        $      605,248        $      605,248
    ---------------------------- -------------------- --------------------- -------------------
    Grove Village Limited
    Partnership                  Dallas, TX           $    3,042,924        $    2,586,486
    ---------------------------- -------------------- --------------------- -------------------
    Pleasant Village Limited
    Partnership                  Dallas, TX           $    2,849,600        $    2,707,120
    ---------------------------- -------------------- --------------------- -------------------
    909 4th YMCA Limited
    Partnership                  Seattle, WA          $      508,374        $      508,374
    ---------------------------- -------------------- --------------------- -------------------
    Davenport Housing VII,
    L.P.                         Davenport, IA        $    2,253,208        $    2,253,208
    ---------------------------- -------------------- --------------------- -------------------
    Sierra's Run, L.P.           Fernley, NV          $    1,931,774        $    1,906,577
    ---------------------------- -------------------- --------------------- -------------------
    Crestview Housing Limited
    Partnership                  Bigfork, MT          $    1,973,287        $    1,874,623
    ---------------------------- -------------------- --------------------- -------------------
    Fernwood Meadows Limited
    Partnership                  Fernley, NV          $    2,012,637        $    2,012,637
    ---------------------------- -------------------- --------------------- -------------------

Davenport Housing VII

     Introduction. The Partnership invested in Davenport Housing VII, L.P., an Iowa limited partnership ("Davenport VII"), pursuant to a Local Limited Partnership Agreement dated as of June 6, 2007. Davenport VII owns the Marycrest Senior Housing IV apartment complex. At the date of the Partnership's investment, the local general partner of Davenport VII was Signature Holding Company ("Signature"), an Iowa corporation that is not an affiliate of the General Partner.

     As described in greater detail below, Marycrest Senior Housing IV will generate significantly greater LIHTCs than anticipated at the time of the Partnership's investment therein. The amount of LIHTCs anticipated to be allocated to the Partnership as the limited partner of Davenport Housing VII at the time of the Partnership's investment was 99.98% of $2,748,090, or $2,747,540, commencing in 2007. Marycrest Senior Housing IV has been completed, and the revised projected total LIHTCs are in the amount of approximately $6,030,150, which are expected to be available over a ten-year credit period commencing with January 2010. In addition, Marycrest Senior Housing IV has received federal historic tax credits ("Historic Credits") under Section 47 of the Internal Revenue Code in the amount of approximately $442,986. Iowa State historic tax credits are also expected to be available in the amount of approximately $1,205,000 (see "Organization, Development and Construction" below).

     Davenport VII requires funds in addition to the capital already invested by the Partnership and advances already made by the General Partner and the Partnership in order to retire the construction loan and to pay certain construction and development costs that remain unpaid. The construction loan will not be converted to a permanent loan. If the construction loan is retired, the permanent mortgage debt will consist of a loan of $53,333 from Signature, a loan of $100,000 from Scott County, Iowa, and a loan of $274,000 funded with HOME program proceeds.

     Organization, Development and Construction. The Partnership invested in Davenport VII in June 2007. At the date of the Partnership's admission to Davenport VII, the general partner of Davenport VII was Signature. Concurrently with the Partnership's admission as limited partner, WNC Housing, L.P. was admitted as special limited partner ("SLP"), and Iowa Tax Credit Fund X, LP, an Iowa limited partnership ("Iowa TCF") was admitted as Class B limited partner. Iowa TCF was formed by Signature, and it was expected that Signature would syndicate Iowa TCF and that Iowa TCF would pay for and receive Iowa State historic tax credits from Davenport VII. In connection with the removal of Signature (described below), the General Partner has taken control of Iowa TCF and it is now expected that Iowa TCF will withdraw from Davenport VII.

     Davenport VII owns Marycrest Senior Housing IV, one phase of a multi-phase affordable housing complex in Davenport, Scott County, Iowa. The other phases of the housing complex are owned by entities not affiliated with the General Partner. Two of them are affordable apartment properties, and one is a market-rate property.

     Marycrest Senior Housing IV was originally scheduled for completion in March 2008. Significant issues arose in connection with its development and construction. The General Partner became concerned with the performance of Signature and investigated courses of action to address certain problems, including negotiations with Iowa Finance Authority seeking mutually acceptable remedies. The General Partner notified Signature of Signature's failure to perform and other improper acts, which include Signature's payment to itself of one-half of the $360,000 development fee, and the suspected use by Signature of Davenport VII funds for purposes other than the benefit of Davenport VII. In agreement  with Iowa  Finance  Authority,  the  Partnership,  the other  limited partners of Davenport VII, and Signature agreed that Shelter Resource Corporation, an affiliate of the General Partner, would be admitted as managing general partner of Davenport VII and would cause the proper completion of
Marycrest Senior Housing IV, and that Signature would be redesignated as administrative general partner. A First Amendment to the Local Limited Partnership Agreement was executed on November 3, 2008 to effect those changes. As Marysville Senior Housing IV neared completion, Iowa Finance Authority agreed that Signature could be removed altogether from the Davenport VII, and the Partnership, the other limited partners of Davenport VII and SRC did so. A Second Amendment to the Local Limited Partnership Agreement was executed in November 2009, removing Signature from Davenport VII. Signature was a general partner in three other local limited partnerships invested in by investment funds syndicated by affiliates of the General Partner, and it has been removed from all of them as well.

     Marycrest Senior Housing IV received its certificate of occupancy and was placed in service on December 1, 2009. In the very near term, the Valley Bank construction loan in the amount of approximately $2,500,000, and unpaid construction costs, must be paid (the "Obligations"). The unpaid construction costs are estimated to be $427,000, but have not all been quantified, and may prove to be more or less than $427,000. Construction costs were greater than anticipated due primarily to improper acts of Signature. Other factor include costs increases due to delays and the passage of time, and an expansion of the scope of the work.

     The substantial increase in the LIHTCs for Davenport VII is due to the increased construction costs of Marycrest Senior Housing IV. Marycrest Senior Housing IV has sufficient basis to support the allocation of all LIHTCs without payment of the unpaid balance of the development fee. Accordingly, SRC has waived the unpaid portion of the development fee in the amount of $180,000 to which it was entitled under the Davenport VII Local Limited Partnership Agreement when it became managing general partner. As a consequence of increased construction costs, the revised price per dollar of LIHTC for Davenport VII has been reduced from $0.82 to $0.75. The price per dollar of Historic Tax Credit is $0.50.

     Unlike Historic Tax Credits, Iowa State historic tax credits are represented by a certificate. The Partnership has been advised by its tax advisers that the certificate can be issued to any partner of a partnership, and that the Iowa State historic tax credit is refundable. As part of the plan to finance Davenport VII's development and construction costs, Davenport VII will issue the certificate to SRC in 2009. This is being done as an accommodation to Davenport VII and as a means to raise funds from the Iowa State historic tax credits. SRC will receive a refund from the State of Iowa in the amount of the Iowa State historic tax credits. SRC will have to include the amount thereof in its 2010 federal income, and pay federal tax thereon. At an assumed federal income tax rate of 35%, the net amount of $783,000 will be paid by SRC to Davenport VII upon SRC's receipt thereof. The net amount is equal to the credits of $1,205,000 multiplied by 65%. If the tax rate payable on the gross income proves to be less than 35%, SRC will pay the proportionate difference to Davenport VII after that amount has been determined. Accordingly, SRC will receive no benefit for this accommodation to Davenport VII.

     New Financing. The General Partner has developed a plan to generate the amount necessary to pay the Obligations (the "Proposal"). If the Proposal is approved by a majority in interest of the Limited Partners, the General Partner would seek to cause the Partnership to sell two of its other Local Limited Partnership Interests to another investment fund or funds syndicated by the General Partner (the "Affiliated Fund"), and use the proceeds to pay all or most of the Obligations. Any amount of Obligations not paid as a consequence of the Proposal would be paid by the cash flow generated from the Iowa State historic tax credits, as described in the preceding section. The General Partner has selected the Local Limited Partnership Interests in Fernwood Meadows Limited Partnership ("Fernwood") and Sierra's Run Limited Partnership ("Sierra") as the assets to be sold. The properties of Fernwood and Sierra have been completed and been placed in service, and have generated to the Limited Partners approximately 20% of the total LIHTCs they are expected to generate. Through 2009, the Limited Partners will have been allocated approximately $474,995 and $454,536 in LIHTCs from Fernwood and Sierra, respectively, with approximately $1,894,118 and $1,818,367 expected to be generated over the remainder of the tax credit period. The remainder of the tax credit period is eight years. It is the intention of the General Partner to attempt to sell the Partnership's Local Limited Partnership Interests in Fernwood and Sierra to an Affiliated Fund(s) for a price per remaining LIHTC dollar that will maintain the yield that the investors in the Affiliated Fund(s) have received to date. In no event will the interests in Fernwood and Sierra be sold to an Affiliated Fund unless the Partnership would receive at least $2,227,000. The General Partner expects that $2,227,000 would correlate to a price per LIHTC of approximately $0.60. The sum of $2,227,000 and $783,000 (the amount to be contributed by the General Partner as described above) would be sufficient to retire the Obligations.

     The General Partner selected the Local Limited Partnership Interests in Fernwood and Sierra as the assets to be sold based on a combination of factors. The amount that could reasonably be expected on the sale of the two is at least $2,227,000. Other properties of the Partnership are larger, urban properties, and / or have some operational issues that would make a sale difficult.

     The General Partner has neither sought nor obtained an appraisal of the value of the Fernwood or Sierra Local Limited Partnership Interests or of the properties of Fernwood or Sierra. The interests have not been listed for sale nor has the General Partner sought or obtained any fairness opinion regarding the Proposal. Accordingly, there can be no assurance that $0.60 per credit is the highest price that could be obtainable from a third party purchaser. However, the General Partner has extensive experience in the LIHTC industry, and it participates actively in industry seminars and has extensive relationships within the industry. The General Partner believes that a price of $0.60 per $1.00 of LIHTC approximates the current market prices for tax credit properties in general. As one consequence of the recession, there is essentially no market for small rural properties, and it is anticipated that Fernwood and Sierra would be of interest to the investors in an Affiliated Fund because they would represent a very small percentage of its entire portfolio and are within the Community Reinvestment Act footprint of certain of its institutional investors.

     If the Proposal is approved and the General Partner is able to sell the Fernwood and Sierra Local Limited Partnership Interests, the proceeds first would be used to pay the Obligations. Amounts in excess thereof would be used for one or more of three purposes: (1) to repay the Partnership's advances of approximately $448,000; (2) to repay the General Partner's advances of approximately $265,000; and/or (3) to replenish reserves of Davenport VII. The use will depend in part on the amount received from the sale and the actual amount of unpaid construction costs comprising the Obligations. The General Partner is entitled to, and could, cause the Partnership to pay the entire amount in excess of the Obligations (if any) to be paid to the General Partner in retirement of the General Partner's advances made to support Davenport VII.

     Prior Solicitation. During 2008, the General Partner sought and received the approval of a majority in interest of the Limited Partners to the sale to an affiliate of the additional LIHTCs being generated by Davenport Housing VII, as well as the additional LIHTCs generated by two other Local Limited Partnerships, Pleasant Village Limited Partnership ("Pleasant Village") and Grove Village Limited Partnership ("Grove Village"). The General Partner was unable to sell the additional credits of any of those Local Limited Partnerships. The local general partner of Pleasant Village and Grove Village is entitled to sell the additional LIHTCs not invested in by the Partnership, but as yet has been unable to find a buyer. To date, the additional LIHTCs have been allocated to the Partnership as a consequence.


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



                     PROPOSAL - AMENDMENT TO PARTNERSHIP LPA

     The Partnership LPA prohibits the Partnership from selling its investments to persons affiliated with the General Partner. Section 5.3.2(vi) of the Partnership LPA states as follows:

          "except as provided in Sections 5.3.1(vii), (viii) or (ix) hereof, the Partnership shall not sell any Local Limited Partnership Interest to the General Partner or any of its Affiliates;"

     The General Partner believes it is in the best interests of the Partnership to retain the Partnership's Local Limited Partnership Interest in Davenport VII. To do so, the Obligations must be paid. For the reasons set forth above under "The Partnership's Portfolio - Davenport Housing VII," the General Partner believes the best way to retire the Obligations is to sell other of the Partnership's assets, and has identified the Local Limited Partnership Interests in Fernwood and Sierra for sale.

     The Proposal entails the sale of the Fernwood and Sierra Local Limited Partnership Interests to an Affiliated Fund. Specifically, the Proposal is to amend the Partnership LPA by adding Section 5.2.6 thereto to read in its entirety as follows:

          "The provisions of Section 5.3.2(vi) shall be inapplicable to the sale of the Local Limited Partnership Interests in Fernwood Meadows Limited Partnership and Sierra's Run Limited Partnership, and the General Partner shall be permitted to sell such Local Limited Partnership Interests to an Affiliate of the General Partner, provided that the combined net proceeds to the Partnership from such sales is an amount at least equal to $2,227,000."

     Under the Internal Revenue Code, the sale of an interest in a limited partnership owning a LIHTC property (such as Fernwood and Sierra) will result in a recapture of a portion of the LIHTCs unless it were reasonable to expect that the LIHTC property would continue to be operated as qualified low income housing for the balance of the 15-year tax credit compliance period. The compliance period commences with the year the property is placed in service. Under the Proposal, the General Partner believes it is reasonable to expect that the Fernwood and Sierra apartment complexes will continue to be operated as qualified low income housing.

     Under the Internal Revenue Code, the sale of an interest in a limited partnership owning a Historic Tax Credit property will result in a recapture of all or a portion of the Historic Tax Credits if sold within five years of the placed in service date. Neither the apartment complex of Fernwood nor the apartment complex of Sierra has generated Historic Tax Credits.

                         FAILURE TO APPROVE THE PROPOSAL

     If the Limited Partners choose not to approve the Proposal by a majority in interest, then the General Partner would have to seek other means to retire the Obligations. This could include the sale of the Local Limited Partnership Interests in Fernwood and Sierra to third parties, or the sale of other of the Partnership's Local Limited Partnership Interests to third parties. The

Partnership's   current  list  of  properties  is  included   above  under  "The
Partnership's Portfolio - Introduction."

     If the Partnership were required to sell its Local Limited Partnership Interest in Davenport VII, there would be recapture of the Historic Tax Credits as follows: 100% recapture if the sale occurs less than one year after the property is first placed in service; 80% recapture after one year, 60% after two years, 40% after three years, 20% after four years and no recapture after five years. With the exception of Davenport VII, none of the Local Limited Partnerships have generated Historic Tax Credits.

     If any Local Limited Partnership Interest or any apartment complex owned by a Local Limited Partnership were sold, there would be recapture to the Limited Partners of LIHTCs claimed for such asset unless it were reasonable to expect that the apartment complex would continue to be operated as qualified low income housing for the balance of the 15-year tax credit compliance period. If recapture of LIHTCs occurs, interest also will be charged on the recapture amount calculated from the due date for filing the return for the year any recapture amount was claimed. Recapture is of the accelerated portion of the LIHTCs. The accelerated portion of the LIHTCs in any year is the amount of the LIHTCs determined for the year less the amount which would have been determined for the year if all LIHTCs had been allowable ratably over the 15-year compliance period. LIHTCs are recaptured in the year of noncompliance as follows:

    Year of Event Giving                           Portion Recaptured
      Rise to Recapture                            ------------------
      -----------------

            1-11                                          5/15
             12                                           4/15
             13                                           3/15
             14                                           2/15
             15                                           1/15
        After Year 15                                      0

                       CONFLICTS AND OTHER SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

     The General Partner has developed the Proposal as a means for (i) Davenport VII to retire the Obligations, and (ii) the Partnership to avoid the recapture of Historic Tax Credits that would result from the sale of the Davenport VII Local Limited Partnership Interest or Marycrest Senior Housing IV, and to avert the possibility of LIHTC recapture that could occur on the disposition of its other Local Limited Partnership Interests. Through the exercise of its best business judgment, the General Partner has proposed the Proposal as the best means of doing so. However, in the absence of listing all of the Partnership's Local Limited Partnership Interests for sale, there can be no assurance that the best course is to sell Fernwood and Sierra (as opposed to another Local Limited Partnership Interest or combination of Local Limited Partnership Interests) on the terms outlined herein. The General Partner may have other business dealings that could raise potential for conflicts of interest as the General Partner could be influenced by the demands of such other transactions. Proceeds of the sale in excess of the Obligations might be used to pay General Partner advances. However, the General Partner is bound by its fiduciary duty to the Partnership to consider only the best interests of the Partnership in proposing and presenting the Proposal.

     It is important to note that, even if the Obligations are retired, there is no assurance of successful operation of Marycrest Senior Housing IV. The property consists of 20 residential units, six of which were occupied as of December 22, 2009. The General Partner believes that the property will be self-sustaining with full occupancy, but there can be no guarantees in this regard. The occupancy rates at Fernwood and Sierra were 100% each as of September 30, 2009. Fernwood and Sierra are currently self-sustaining. The Partnership has used most of its reserves in supporting its existing investments, and it is likely that the General Partner may have to advance funds in the future to pay Partnership operating expenses.

                          VOTING RIGHTS AND PROCEDURES

     The only outstanding voting security of the Partnership is the Units.

     All Limited Partners as of _________ ___, 2010 (the "Record Date") are entitled to notice of and to vote on the Proposal. As of _________ ___, 2010 there were 20,981 Units outstanding and 945 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

     As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

     No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the "Action Date") which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) __________ ___, 2010 (unless such latter date is extended by the General Partner), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

     The Partnership's offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

     If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership's offices.

     Under California law, there are no rights of dissenters with regard to the Proposal.

     This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

     This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful.

[[SORT NAME]]

                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS
                  ---------------------------------------------


Please mark one box below and return to the address below by _________ ___, 2010
--------------------------------------------------------------------------------


                 This Written Consent is solicited on behalf of
                    the Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC Housing Tax Credit Fund VI, L.P., Series 13 (the "Partnership"), hereby acknowledges receipt of the Consent Solicitation Statement dated __________ ___, 2010 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

     Proposal. For the purposes and with the effects described in the Consent Solicitation Statement dated __________ ___, 2010, the General Partner proposes to amend the Partnership Agreement by adding Section 5.2.6 thereto to read as follows:

     "The provisions of Section 5.3.2(vi) shall be inapplicable to the sale of the Local Limited Partnership Interests in Fernwood Meadows Limited Partnership and Sierra's Run Limited Partnership, and the General Partner shall be permitted to sell such Local Limited Partnership Interests to an Affiliate of the General Partner, provided that the combined net proceeds to the Partnership from such sales is an amount at least equal to $2,227,000."


                                MARK ONLY ONE BOX
                                -----------------


FOR [ ]                            AGAINST [ ]                       ABSTAIN [ ]


This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:
       ---------------------------          ---------------------------
                                                   Signature


                                            ---------------------------
                                            Signature (if held jointly)


         Return in the enclosed self-address stamped envelope or fax to:

                           Attention: Christina Nguyen
                             WNC & Associates, Inc.
                              17782 Sky Park Circle
                                Irvine, CA 92614
                            Ph: 714-662-5565 ext. 600
                                Fax: 714-708-8498